Rennova Health ANNOUNCES 2017 FINANCIAL RESULTS

WEST PALM BEACH, Fla. (April 24, 2018) – Rennova Health, Inc. (OTCQB: RNVA) (OTCQB: RNVAW) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, that recently announced the acquisition of its second Rural Hospital, reports financial results for the year ended December 31, 2017, and provides a business update.

Significant business highlights from 2017 and recent weeks include:

●	We have received approximately $15.7 million in cash from issuances of debentures and warrants and an additional $4.0 million from the issuance of our convertible preferred stock in 2017. Subsequent to December 31, 2017, we received $2 million from the issuance of debentures and $0.8 million from the sale of stock we owned, to support Rennova’s growth strategy.
●	Opened Big South Fork Medical Center that we acquired out of bankruptcy for $1 million, in Oneida Tennessee on August 8, 2017.
●	Received CMS Certification for Big South Fork Medical Center effective October 11, 2017 enabling the hospital to bill and get paid from Medicare.
●	Entered into an asset purchase agreement on January 31, 2018 to acquire an 85 bed fully operating acute care hospital and separately located doctor’s practice located in Jamestown, Tennessee. The transaction is expected to close in the second quarter of 2018, subject to customary regulatory approvals and closing conditions.
●	Received a favorable ruling from the Eleventh Circuit Court of Appeals in our CIGNA suit in September 2017, thereby reversing an earlier decision by the U.S. District Court which excluded some of our patient claims for which we believe we are entitled to be paid.
●	Announced the formation of our Advanced Molecular Services Group (AMSG) and Rennova’s intention to spin it and our software division, HTS off to stockholders.
●	Completed the acquisition of Genomas, Inc. giving us ownership of a proprietary genetic test interpretation and reporting technology

Management Commentary

“2017 was a year in which we succeeded on the refocusing of Rennova Health’s business model in a sector that we believe creates a significant opportunity for growth combined with predictable revenue and value for our shareholders” commented Seamus Lagan, Rennova’s chief executive officer. “The opening of our first hospital was the result of a year of planning and investment. We look forward to the successful integration of our second and further acquisitions in this sector and the opportunity that this sector offers. We took numerous steps to streamline our costs throughout 2017, including further consolidation of our clinical laboratories and cutting administrative costs. Our clinical laboratory sector did not perform as well as hoped in 2017 with continued disruption and nonpayment for services continuing to create a difficult environment in the toxicology diagnostics sector in which we were focused. Progress was made expanding into a wider and more varied marketplace by adding preferred provider networks, forging contracts with third-party payers, adding Medicaid contracts and increasing the number of tests we offer, combined with aggressive consolidation and cost cutting as was planned for and completed in 2017 and the first quarter of 2018. We believe we have now repositioned this sector of our business to grow in other areas of diagnostic testing that offer a more reliable opportunity for payment”.

Mr. Lagan added, “We announced plans in July 2017 to spin off Advanced Molecular Services Group (“AMSG”) and in the third quarter 2017 the Company’s Board of Directors voted unanimously to spin off the Company’s wholly-owned subsidiary, Health Technology Solutions, Inc. (“HTS”), as independent publicly traded companies by way of tax-free distributions to the Company’s stockholders. Completion of these spinoffs is now expected to occur in the third quarter of 2018 and our Board of Directors is currently considering if AMSG and HTS would be better as one combined spinoff instead of two. The spinoffs are subject to numerous conditions, including effectiveness of Registration Statements on Form 10 to be filed with the Securities and Exchange Commission, and consents, including under various funding agreements previously entered into by the Company. The strategic goal of the spinoffs is to create three (or two) public companies, each of which can focus on its own strengths and operational plans. The Company has invested in excess of approximately $20 million over the past five years in the purchase and development of the business that it intends to spin out, and believes that these businesses will deliver better value for our shareholders as separate companies. In addition, after the spinoffs, each company will provide a distinct and targeted investment opportunity”.

To conclude Mr. Lagan said, “2017 was a mixture of addressing the remaining challenges from the downturn in the Company’s core diagnostic business over the previous two or three years and launching the business in the rural hospital sector where the opportunity for growth is significant. We believe this success combined with our plans to separate our technology into a separate public company will deliver increased value for our shareholders throughout 2018 and beyond”.

Financial Results

Consolidated net revenues were $4.6 million for the year ended December 31, 2017, as compared to $3.3 million for the year ended December 31, 2016, an increase of $1.3 million, or 39%. The increase is mainly due to the $1.8 million of net revenue in 2017 from our Big South Fork Medical Center, which began operating on August 8, 2017, partially offset by the $0.5 decline in Clinical Laboratory Operations revenue resulting from a decrease of 79.6% in insured test volume in 2017 as compared to 2016, as a number of large third party payers are now generally unwilling to reimburse service providers who are not part of their network, a departure from prior industry practices. Our focus on the provision of diagnostic services to the substance abuse sector was a factor in this reduction of revenue. The third party payers have dramatically changed the way they reimburse for this sector. The Company has made progress in expanding into a wider and more varied market place, including hospital operations, and that combined with aggressive consolidation and cost cutting is expected to reduce the losses incurred in the future.

Our operating loss decreased to $16.1 million for the year ended December 31, 2017 compared to $22.5 million for the year ended December 31, 2016. The decrease is mainly due to decrease in bad debt charge of $0.5 million, a decrease in impairment charges in the amount of $1.0 million, a decrease in general and administrative expenses of $1.6 million, a decrease in sales and marketing expenses in the amount of $1.0 million, a decrease in direct costs of revenue in the amount of $0.3 million, and a decrease in depreciation expenses of $0.7 million, partially offset by the $1.3 million increase in net revenues for the year.

Our net loss from continuing operations for the year ended December 31, 2017 was $50.9 million, as compared to $22.6 million for the same period of a year ago. The change is primarily due to the decrease in operating expenses of $5.1 million and the increase in revenue of $1.3 million offset by $12.4 million additional expense related to the value of derivative liabilities, an increase of $15.2 million in interest expense, the decrease of $5.3 million in other income (expense), and additional income tax expense of $1.8 million.

The protective covenants in the various agreements combined with the Company’s current inability to issue new shares of common stock and nonpayment of certain liabilities means that $12.4 million that might otherwise be treated as equity have been treated as derivative liabilities and had the relative effect applied to the Company’s financial statements including the profit and loss and balance sheet.

At December 31, 2017, we had no cash on hand from continuing operations, a working capital deficit of $21.5 million and a stockholders’ deficit of $40.6 million. In addition, we incurred a loss from continuing operations of $50.9 million for the year ended December 31, 2017. Our cash position is critically deficient and payments critical to our ability to operate are not being made in the ordinary course. Our fixed operating expenses, including payroll, rent, capital lease payments and other fixed expenses, including the costs required to operate Big South Fork Medical Center, which began operations on August 8, 2017, are approximately $1.5-$2.0 million per month.

The Company also announced that Big South Fork Medical Center received CMS regional office licensure approval and provided services to 3,747 patients and recognized approximately $1.8 million of net revenues during the second half of 2017. In addition, on January 31, 2018, the Company announced that it had entered into a definitive asset purchase agreement to acquire an acute care hospital in Jamestown, Tennessee known as Tennova Healthcare – Jamestown. Management determined that because Big South Fork Medical Center was reopened after being closed and contracts with payers had to be negotiated and implemented during the first months of operation, they would recognize a 20% collection rate for the period to December 31, 2017 until there was adequate collection history to analyze and confirm anticipated collections. The Company may amend its current revenue recognition policy and percentage for the hospitals when payments are received to support amended revenue recognition methodologies. Therefore, the Company expects that these hospitals will continue to provide additional revenue and cash flow sources.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

(Tables to follow)

RENNOVA HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2017	2016

Net revenues	$4,619,473	$3,338,425

Operating expenses:
Direct costs of revenue	948,838	1,245,304
General and administrative	15,757,527	17,318,026
Sales and marketing expenses	742,637	1,758,667
Bad debt	1,531,257	2,055,002
Impairment	-	1,038,285
Depreciation and amortization	1,715,321	2,415,048
Total operating expenses	20,695,580	25,830,332

Loss from continuing operations before other income (expense) and income taxes	(16,076,107)	(22,491,907)

Other income (expense):
Other income	38,342	128,954
Change in fair value of derivative instruments	(42,702,815)	5,392,390
Gain on extinguishment of debt	42,702,815	-
Value of derivative liabilities	(12,435,250)	-
(Loss) on disposal of property and equipment	-	(124,494)
Interest expense	(21,432,285)	(6,308,347)
Total other income (expense), net	(33,829,193)	(911,497)

Net loss from continuing operations before income taxes	(49,905,300)	(23,403,404)

Provision for income taxes (benefit)	1,015,724	(778,756)

Net loss from continuing operations	(50,921,024)	(22,624,648)

Net loss from discontinued operations	(4,276,918)	(9,989,039)

Net loss	(55,197,942)	(32,613,687)
Deemed dividend from trigger of down round provision feature	(53,341,619)	-
Net loss to common shareholders	$(108,539,561)	$(32,613,687)

Net loss per common share:
Basic and diluted: continuing operations	$(45.17)	$(313.96)
Basic and diluted: discontinued operations	(1.85)	(138.62)

Total Basic and diluted	$(47.02)	$(452.58)
Weighted average number of common shares outstanding during the period:
Basic and diluted	2,308,090	72,062

RENNOVA HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash	$-	$70,173
Accounts receivable, net	971,312	1,051,345
Inventory	236,914	-
Prepaid expenses and other current assets	9,842	146,793
Income tax refunds receivable	1,940,845	1,458,438
Current assets of AMSG and HTS classified as held for sale	226,732	493,890
Total current assets	3,385,645	3,220,639

Property and equipment, net	2,695,440	2,799,049
Deposits	180,875	135,146
Non-current assets of AMSG and HTS classified as held for sale	28,834	327,559

Total assets	$6,290,794	$6,482,393

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes related parties amount of $0.2 and $0.3 million, respectively)	$4,188,678	$2,513,710
Accrued expenses (includes related parties amount of $0.1 and $0.1 million, respectively)	4,967,405	3,675,847
Income taxes payable	1,971,592	942,433
Current portion of notes payable	6,957,830	9,011,247
Current portion of notes payable, related party	1,128,500	328,500
Current portion of capital lease obligations	2,079,137	1,796,053
Current portion of debentures	1,615,693	-
Current liabilities of AMSG and HTS classified as held for sale	1,972,854	1,296,977
Total current liabilities	24,881,689	19,564,767

Other liabilities:
Debentures, net of current portion	3,752,022	-
Capital lease obligations, net of current portion	-	1,774,121
Derivative liabilities	12,435,250	2,803
Non-current liabilities of AMSG and HTS classified as held for sale	-	26,598

Total liabilities	41,068,961	21,368,289

Commitments and contingencies

Redeemable Preferred Stock	5,835,294	-

Stockholders’ deficit:
Series G preferred stock, $0.01 par value, 14,000 shares authorized, 215 and 215 shares issued and outstanding	2	2
Series H preferred stock, $0.01 par value, 14,202 shares authorized, 60 and 10,019 shares issued and outstanding	-	100
Series F preferred stock, $0.01 par value, 1,750,000 shares authorized, 1,750,000 and 0 shares issued and outstanding	17,500	-
Common stock, $0.01 par value, 500,000,000 shares authorized, 19,750,844 and 186,692 shares issued and outstanding	197,508	1,867
Additional paid-in-capital	128,351,954	45,752,999
Accumulated deficit	(169,180,425)	(60,640,864)
Total stockholders’ deficit	(40,613,461)	(14,885,896)
Total liabilities and stockholders’ deficit	$6,290,794	$6,482,393